Exhibit 99.2

Public Service Enterprise Group 80 Park Plaza, T6 Newark, NJ 07102

FOR IMMEDIATE RELEASE Nov. 22, 2019	CONTACT:	Marijke Shugrue 973-430-5924 Marijke.Shugrue@pseg.com

PSEG Announces Leadership Changes For a Sustainable, Clean Energy Future

Ralph A. LaRossa Elected COO of Public Service Enterprise Group

Dave Daly Remains President of PSE&G with Expanded Role

in PSEG’s Clean Energy Strategies and Renewable Businesses

Kim Hanemann Named Senior Vice President and Chief Operating Officer of PSE&G

(NEWARK, N.J. – Nov. 22, 2019) Public Service Enterprise Group (PSEG) today announced several key organizational changes designed to lead the company’s transformation toward a clean energy future.

Ralph A. LaRossa has been elected chief operating officer of PSEG. In this newly created position, LaRossa will be responsible for all operating functions of PSEG, including many of the functions within PSEG Services Corp. LaRossa also will continue in his role as president and COO of PSEG Power, the company’s merchant generation business.

LaRossa was elected president and COO of PSEG Power in June 2017. Previously, he served as president and COO of Public Service Electric & Gas, PSEG’s regulated utility business, since October 2006.

“Over his career with PSEG, Ralph has demonstrated the skills necessary to assume this key leadership role,” PSEG Chairman, President and CEO Ralph Izzo said. “As president of PSE&G, Ralph oversaw the recovery from Superstorm Sandy and guided the utility through the largest capital program in its history,” Izzo said. “As president of PSEG Power, he has been leading the company’s transition to cleaner energy, including the drive to win public support for preservation of New Jersey’s fleet of carbon-free nuclear plants.”

Dave Daly, who will now report into LaRossa, has been named president and COO of PSEG Utilities and Clean Energy Ventures, with oversight of the company’s utility operations, as well as development of its clean energy and renewable generation businesses. Daly also will continue as president of PSE&G, the company’s regulated utility, and chairman of the board of PSEG Long Island.

“Dave is a strong leader with a proven track record,” LaRossa said. “His skills will be essential as we guide our company into the future – continuing to drive operational excellence, meeting customer expectations and achieving our aggressive clean energy goals.”

Kim Hanemann has been named senior vice president and COO of PSE&G. Hanemann will continue to oversee PSE&G’s electric operations and will assume responsibility for gas operations, customer operations and asset management.

“Kim has demonstrated strong leadership in electric transmission and distribution operations and has been key to executing our multibillion-dollar infrastructure investments,” Daly said. “Kim is well-respected across the organization and the industry. With her broad experience across utility operations and support services, I am confident she will continue to drive outstanding customer satisfaction and deliver strong operational results.”

In other organizational changes:

Sheila Rostiac, senior vice president and chief human resources officer, will take on an additional role of chief diversity officer, merging the company’s diversity and inclusion efforts within the Human Resources organization.

Lathrop Craig, vice president - ISO Operations, has been dedicated on assignment to lead PSEG’s offshore wind ventures. Craig joined PSEG in 2000 and most recently was responsible for PSEG Energy Resources and Trade’s power asset management functions and oversees power generation development.

Carlotta Chan has been promoted to vice president - Investor Relations. Chan joined PSEG in 2010 and has served as senior director - Investor Relations, advancing PSEG’s investor outreach efforts and leading our financial communications for the company.

Daun Forester has been promoted to vice president - Trading & Origination / ISO Operations. Forester has been managing director - Power Trading and Origination for PSEG ER&T since 2014, responsible for Power’s generation hedging program and capacity bidding strategies, as well as ER&T’s marketing efforts and renewables obligations.

“Congratulations to everyone in their new roles,” continued Izzo. “I am confident that these changes and the entire PSEG team will set us on a strong, long-term and sustainable path. I look forward to continuing to lead the team into the future.”

All changes are effective Jan. 1, 2020.

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Public Service Enterprise Group Inc. (PSEG) (NYSE: PEG) is a publicly traded diversified energy company with approximately 13,000 employees. Headquartered in Newark, N.J., PSEG’s principal operating subsidiaries are: Public Service Electric and Gas Co. (PSE&G), PSEG Power and PSEG Long Island. PSEG is a Fortune 500 company included in the S&P 500 Index and has been named to the Dow Jones Sustainability Index for North America for 12 consecutive years.

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